EXHIBIT 21.1

Subsidiaries of the Registrant

RAE Systems Inc., a California corporation

RAE Systems (Asia) Limited, incorporated in Hong Kong

RAE Systems Hong Kong Limited, incorporated in Hong Kong

RAE Systems Europe ApS, incorporated in Denmark

RAE United Kingdom Limited, incorporated in the United Kingdom

RAE France, incorporated in France

REnex Technology Limited, incorporated in Hong Kong

RAE Systems Shanghai Incorporated, incorporated in the Jiading District of Shanghai

Nettaxi Online Communities, a Delaware corporation

RAE KLH (Beijing) Co. Ltd., incorporated in Beijing